EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation b reference in the Registration Statement on Form S-8 (No. 333-33676) of Energizer Holdings, Inc. of our reported dated June 24, 2005 relating to the financial statements of Energizer Holdings, Inc. Savings Investment Plan, which appears in this Form 11-K, for the year ended December 31, 2004.

PricewaterhouseCoopers LLP
St. Louis, Missouri
June 24, 2005